Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2013 Results
Meets Street EPS Consensus Estimate for Third Fiscal Quarter 2013

(Minneapolis, MN, July 25, 2013) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $48.8 million for the third fiscal quarter of 2013, compared with $47.6 million for the third fiscal quarter of 2012, an increase of $1.2 million, or 2.5%. Net income was $1.5 million, or $0.06 per diluted share, in the third fiscal quarter of 2013 compared to $2.3 million, or $0.09 per diluted share, in the year ago comparable quarter.
“Earnings for the quarter met the Street consensus estimate,” said Joe Dunsmore, President and Chief Executive Officer. “We are encouraged by the revenue pipeline development of The Social Machine® we released during the quarter which enables the connection of widely deployed devices into core business processes via the salesforce.com platform.”
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q3 2013	Q3 2012	YTD 2013	YTD 2012
Net Sales	$48,824	$47,632	$144,012	$143,310
Operating Income	$1,892	$2,082	$3,983	$6,327
Net Income	$1,528	$2,307	$3,758	$5,153
Net Income per Diluted Share	$0.06	$0.09	$0.14	$0.20

Non-GAAP Results*
(in thousands, except per share data)	Q3 2013	Q3 2012	YTD 2013	YTD 2012
Operating Income	$1,892	$3,045	$5,471	$7,586
Net Income	$1,416	$1,853	$4,093	$4,680
Net Income per Diluted Share	$0.05	$0.07	$0.16	$0.18
* A table with a detailed reconciliation to non-GAAP information is provided later in this earnings release.
Business Results for the Three Months Ended June 30, 2013
Revenue from growth products and services in the third fiscal quarter of 2013, including $3.4 million of revenue from Etherios' consulting services, was $27.5 million, or 56.4% of net sales, compared to $24.9 million, or 52.3% of net sales, in the third fiscal quarter of 2012, an increase of $2.6 million or 10.6%. Revenue from mature products was $21.3 million, or 43.6% of net sales, in the third fiscal quarter of 2013 compared to $22.7 million, or 47.7% of net sales, in the third fiscal quarter of 2012, a decrease of $1.4 million or 6.4%. Digi's growth products portfolio includes Etherios' consulting services, all wireless products, as well as the ARM-based embedded module product line, which leverages the Device Cloud by Etherios™ platform with both wired and wireless connectivity.
Revenue in North America was $30.4 million in the third fiscal quarter of 2013 compared to $27.7 million in the third fiscal quarter of 2012, an increase of $2.7 million or 9.9%. Revenue in EMEA (Europe, Middle East and Africa) was $11.4 million in the third fiscal quarter of 2013 compared to $12.0 million in the comparable quarter a year ago, a decrease of $0.6 million or 4.8%. Revenue in the Asian countries was $5.9 million in the third fiscal quarter of 2013 compared to $6.4 million in the third fiscal quarter of 2012, a decrease of $0.5 million or 8.1%. Latin American revenue was $1.1 million in

Digi International Reports Third Fiscal Quarter 2013 Results

the third fiscal quarter of 2013 compared to $1.5 million in the comparable quarter a year ago, a decrease of $0.4 million or 29.1%.
Gross profit was $24.7 million in the third fiscal quarter of 2013 compared to $25.3 million in the same period of the prior year, a decrease of $0.6 million or 2.3%. The gross margin was 50.6% in the third fiscal quarter of 2013 compared to 53.1% in the third fiscal quarter of 2012. The decrease resulted primarily from changes in product mix.
Total operating expenses in the third fiscal quarter of 2013 were $22.8 million, or 46.7% of revenue, compared to $23.2 million, or 48.7% of revenue, in the third fiscal quarter of 2012.  Operating expenses for the third fiscal quarter of 2013 included incremental operating expenses for Etherios, partially offset by cost containment measures that were put in place to achieve targeted expense levels. A restructuring charge of $1.0 million was included in total operating expenses in the third fiscal quarter of 2012, relating to changes that were implemented to focus more aggressively on Digi's shift to end-to-end M2M solutions.
Digi reported operating income of $1.9 million, or 3.9% of net sales, in the third fiscal quarter of 2013 compared to $2.1 million, or 4.4% of net sales, in the third fiscal quarter of 2012. Operating income for the third fiscal quarter of 2012 included the aforementioned restructuring charge of $1.0 million, or 2.0% of net sales.
Net income was $1.5 million in the third fiscal quarter of 2013, or $0.06 per diluted share, compared to $2.3 million, or $0.09 per diluted share, in the third fiscal quarter of 2012. Net income in the third fiscal quarter of 2013 benefited by $0.1 million due to the closure of various jurisdictions' tax matters. Net income in the third fiscal quarter of 2012 benefited by $1.1 million, or $0.04 per diluted share, due to additional research and development tax credits identified for fiscal years ended September 30, 2009, September 30, 2010 and September 30, 2011. Net income in that same quarter also decreased by $0.6 million, net of taxes, or $0.02 per diluted share, as a result of the aforementioned restructuring expenses. Non-GAAP net income for the third fiscal quarter of 2013 was $1.4 million, or $0.05 per diluted share, compared to $1.9 million, or $0.07 per diluted share, in the third fiscal quarter of 2012. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.
Earnings before interest, taxes, depreciation and amortization in the third fiscal quarter of 2013 were $3.8 million, or 7.8% of revenue, compared to $3.9 million, or 8.1% of revenue, in the third fiscal quarter of 2012.
Business Results for the Nine Months Ended June 30, 2013
For the nine months ended June 30, 2013, Digi reported revenue of $144.0 million compared to revenue of $143.3 million for the nine months ended June 30, 2012, an increase of $0.7 million or 0.5%.
Revenue from growth products and services for the first nine months of fiscal 2013 was $80.6 million, or 55.9% of net sales, compared to $75.1 million, or 52.4% of net sales, in the first nine months of fiscal 2012, an increase of $5.5 million or 7.3%, and includes consulting services revenue from Etherios since the date of acquisition on October 31, 2012 of $7.3 million. Revenue from mature products was $63.4 million, or 44.1% of net sales, in the first nine months of fiscal 2013 compared to $68.2 million, or 47.6% of net sales, in the first nine months of fiscal 2012, a decrease of $4.8 million or 7.0%.
For the nine months ended June 30, 2013, Digi reported net income of $3.8 million, or $0.14 per diluted share, compared to net income for the nine months ended June 30, 2012 of $5.2 million, or $0.20 per diluted share. Non-GAAP net income for the first nine months of fiscal 2013 was $4.1 million, or $0.16 per diluted share, compared to $4.7 million, or $0.18 per diluted share, in the first nine months of fiscal 2012. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.
Digi's cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $103.8 million at June 30, 2013, a decrease of $16.8 million from September 30, 2012, primarily attributable to the acquisition of Etherios and repurchases of common stock. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. Digi's current ratio was 7.2 to 1 June 30, 2013 and 9.5 to 1 at September 30, 2012.

Digi International Reports Third Fiscal Quarter 2013 Results

Third Fiscal Quarter 2013 Business Highlights:
The Social Machine

•
With the introduction of The Social Machine®, Digi's Etherios division turns data from products into actionable business information. Typically this has required complex and costly custom application development. The Social Machine software makes this easy and is the industry's first cloud-based application for connecting widely deployed products into core business processes via the Salesforce Platform. By providing real time performance data, The Social Machine can dramatically evolve Customer Support operations from typical reactive support to support that is proactive and preventative. Now available through the Salesforce.com's AppExchange, The Social Machine has received strong interest from the Salesforce.com ecosystem.

•	Validating the significance of The Social Machine's impact on the M2M industry, ABI Research highlighted the platform in its recent report titled “Convergence of Social Networking and M2M Services.”
Expanding Etherios
Digi is broadening the Etherios brand to encompass a comprehensive suite of software and services that enable businesses to deploy end-to-end, M2M solutions faster and easier than in the past. In connection with this development:

•	The iDigi Device Cloud was rebranded as Device Cloud by Etherios™ to emphasize that Device Cloud works with any manufacturer's hardware-not just Digi hardware.

•	Digi's wireless design division, Spectrum Design Solutions, has combined with the Etherios division as Wireless Design Services to provide more capability to an expanded customer base.
Google I/O

•
Demonstrating how real-time M2M data can provide insight into customer behaviors and preferences, Digi and Etherios deployed a 500-node sensor network for the Data Sensing Lab at Google's developer conference, Google I/O. The sensor network's 4,000 data streams running over Device Cloud provided continuous updates on temperature, pressure, light, air quality, motion and noise levels in San Francisco's Moscone Center during the conference. Device Cloud collected more than 500,000 data points per hour during Google I/O for the project. The data is now available to the 5,500 Google I/O developers, along with everyone interested in big data and the Internet of Things.

Key Wireless Product Announcement

•
Continuing its leadership in wireless innovation, Digi launched the Digi Transport® WR44 RR, an enterprise-class cellular router designed specifically for rugged on-board rail environments. The router is ideal for locomotive communications and monitoring, establishing passenger Internet access and Positive Train Control (PTC), a system for monitoring and controlling train movement to increase railway safety.

Digi International Reports Third Fiscal Quarter 2013 Results

Reconciliation Tables:
Reconciliation of Operating Income to Non-GAAP Operating Income
(In thousands of dollars)

	For the three months ended June 30, 2013	% of net sales	For the three months ended June 30, 2012	% of net sales	For the nine months ended June 30, 2013	% of net sales	For the nine months ended June 30, 2012	% of net sales
Operating Income	$1,892	3.9%	$2,082	4.4%	$3,983	2.8%	$6,327	4.4%
Legal settlement	—	—	—	—	1,525	1.1%	—	—
Restructuring reserve	—	—	963	2.0%	(37)	—	1,259	0.9%
Non-GAAP operating income*	$1,892	3.9%	$3,045	6.4%	$5,471	3.8%	$7,586	5.3%
*Percentages presented may not add due to use of rounded numbers.

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2013		2012		2013		2012
Net income and net income per common share, diluted	$1,528	$0.06	$2,307	$0.09	$3,758	$0.14	$5,153	$0.20
Legal settlement, net of taxes	—	—	—	—	991	0.04	—	—
Restructuring reserve, net of taxes	—	—	626	0.02	(24)	—	818	0.03
Gain on sale of investment, net of taxes	—	—	—	—	—	—	(88)	—
Discrete tax benefits for extended research and development tax credit and reversal of tax reserves for closure of various jurisdictions’ tax matters	(112)	—	(1,080)	(0.04)	(632)	(0.02)	(1,023)	(0.05)
Non-GAAP net income and net income per diluted share *	$1,416	$0.05	$1,853	$0.07	$4,093	$0.16	$4,860	$0.18
Diluted weighted average common shares		26,114		26,043		26,323		26,138
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Digi International Reports Third Fiscal Quarter 2013 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	For the three months ended June 30, 2013	% of net sales	For the three months ended June 30, 2012	% of net sales	For the nine months ended June 30, 2013	% of net sales	For the nine months ended June 30, 2012	% of net sales
Net sales	$48,824	100.0%	$47,632	100.0%	$144,012	100.0%	$143,310	100.0%
Net income	1,528	3.1%	2,307	4.8%	3,758	2.6%	5,153	3.6%
Interest income, net	(58)	(0.1)%	(71)	(0.1)%	(123)	(0.1)%	(202)	(0.1)%
Income tax provision (benefit)	363	0.8%	(346)	(0.7)%	851	0.6%	1,339	0.9%
Depreciation and amortization	1,968	4.0%	1,977	4.2%	5,877	4.1%	6,020	4.2%
Earnings before interest, taxes, depreciation and amortization *	$3,801	7.8%	$3,867	8.1%	$10,363	7.2%	$12,310	8.6%
*Percentages may not add due to use of rounded numbers.

Fiscal 2013 Guidance
For the fourth fiscal quarter of 2013, Digi projects revenue in a range of $50.0 to $52.0 million and net income per diluted share in a range of $0.07 to $0.09.
For the full fiscal year 2013, Digi projects revenue in a range of $194.0 to $196.0 million and net income per diluted share in a range of $0.21 to $0.23.
Third Fiscal Quarter 2013 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, July 25, 2013 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 515-2915 and entering passcode 66936029. International participants may access the call by dialing (617) 399-5129 and entering passcode 66936029. A replay will be available approximately two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 47092879 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations/.
About Digi International
Digi International is the M2M expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry's broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444.

Digi International Reports Third Fiscal Quarter 2013 Results

Forward-Looking Statements
This press release contains forward-looking statements that are based on management's current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2012 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes non-GAAP operating income and net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted operating income and net income and net income per diluted share exclusive of legal settlements, restructuring expenses, gain on sale of investments, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare

Digi International Reports Third Fiscal Quarter 2013 Results

operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Inc.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net sales	$48,824	$47,632	$144,012	$143,310
Cost of sales	24,104	22,328	69,852	67,793
Gross profit	24,961	25,783	49,440	50,213
Operating expenses:
Sales and marketing	10,372	9,920	31,060	30,359
Research and development	7,606	7,779	22,798	23,764
General and administrative	4,850	4,560	16,356	13,808
Restructuring	—	963	(37)	1,259
Total operating expenses	22,828	23,222	70,177	69,190
Operating income	1,892	2,082	3,983	6,327
Other (expense) income, net:
Interest income	58	71	160	217
Interest expense	—	—	(37)	(15)
Other (expense) income, net	(59)	(192)	503	(37)
Total other (expense) income, net	(1)	(121)	626	165
Income before income taxes	1,891	1,961	4,609	6,492
Income tax provision (benefit)	363	(346)	851	1,339
Net income	$1,528	$2,307	$3,758	$5,153
Net income per common share:
Basic	$0.06	$0.09	$0.14	$0.20
Diluted	$0.06	$0.09	$0.14	$0.20
Weighted average common shares:
Basic	25,849	25,770	26,057	25,705
Diluted	26,114	26,043	26,323	26,138

Digi International Reports Third Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net income	$1,528	$2,307	$3,758	$5,153
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	127	(2,533)	(3,252)	(4,455)
Change in net unrealized (loss) gain on investments	(13)	(7)	(72)	80
Less income tax benefit (provision)	5	3	28	(31)
Reclassification of realized loss on investments included in net income (1)	—	—	—	12
Less income tax benefit (2)	—	—	—	(5)
Other comprehensive income (loss), net of tax	119	(2,537)	(3,296)	(4,399)
Comprehensive income (loss)	$1,647	$(230)	$462	$754
(1) Recorded in Other (expense) income, net in our Condensed Consolidated Statements of Operations (2) Recorded in Income tax provision (benefit) in our Condensed Consolidated Statements of Operations.

Digi International Reports Third Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$45,892	$60,246
Marketable securities	44,806	58,372
Accounts receivable, net	24,969	24,634
Inventories	25,296	24,435
Deferred tax assets	3,151	3,389
Other	5,772	2,493
Total current assets	149,886	173,569
Marketable securities, long-term	13,108	2,016
Property, equipment and improvements, net	14,480	15,157
Identifiable intangible assets, net	11,021	10,629
Goodwill	102,611	86,209
Deferred tax assets	5,232	5,010
Other	528	494
Total assets	$296,866	$293,084
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,505	$6,040
Income taxes payable	—	1,269
Accrued compensation	7,718	5,744
Accrued warranty	1,132	1,021
Other	3,424	4,118
Total current liabilities	20,779	18,192
Income taxes payable	3,284	3,294
Deferred tax liabilities	444	630
Other noncurrent liabilities	97	111
Total liabilities	24,604	22,227

Total stockholders’ equity	272,262	270,857
Total liabilities and stockholders’ equity	$296,866	$293,084

Digi International Reports Third Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2013	2012
Operating activities:
Net income	$3,758	$5,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,551	2,483
Amortization of identifiable intangible assets	3,326	3,537
Stock-based compensation	2,906	2,798
Excess tax benefits from stock-based compensation	(60)	(133)
Deferred income tax benefit	(1,397)	(1,791)
Bad debt/product return provision	616	521
Inventory obsolescence	759	1,080
Restructuring	—	1,259
Other	(109)	(81)
Changes in operating assets and liabilities (net of acquisition)	(4,242)	(5,867)
Net cash provided by operating activities	8,108	8,959
Investing activities:
Purchase of marketable securities	(49,121)	(64,234)
Proceeds from maturities of marketable securities	51,773	45,998
Proceeds from sale of investment	—	135
Acquisition of business, net of cash acquired	(12,919)	—
Purchase of property, equipment, improvements and certain other intangible assets	(2,415)	(3,003)
Net cash used in investing activities	(12,682)	(21,104)
Financing activities:
Excess tax benefits from stock-based compensation	60	133
Proceeds from stock option plan transactions	1,171	600
Proceeds from employee stock purchase plan transactions	740	811
Purchases of common stock	(10,577)	—
Net cash (used) provided by financing activities	(8,606)	1,544
Effect of exchange rate changes on cash and cash equivalents	(1,174)	(1,869)
Net decrease in cash and cash equivalents	(14,354)	(12,470)
Cash and cash equivalents, beginning of period	60,246	54,684
Cash and cash equivalents, end of period	$45,892	$42,214

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock for business acquisition	$(6,804)	$—
Securities purchased, not settled	$(250)	$—